Exhibit 5.1

1180 Peachtree Street Atlanta, Georgia 30309 Phone: 404/572-4600 www.kslaw.com

July 16, 2012

Beazer Homes USA, Inc.

1000 Abernathy Road, Suite 260

Atlanta, Georgia 30328

Re:	Beazer Homes USA, Inc. Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Beazer Homes USA, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of 25,300,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), including 3,300,000 shares of Common Stock that may be issued pursuant to the option granted to the Underwriters to purchase up to an additional 3,300,000 shares of Common Stock. The Shares will be issued pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-172483) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus, dated June 20, 2011 (the “Base Prospectus”), and the prospectus supplement relating to the Shares, dated July 10, 2012 (the “Prospectus Supplement” and collectively with the Base Prospectus, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) of the rules and regulations promulgated under the Act. This opinion is being provided at your request for incorporation by reference in the Registration Statement.

As such counsel, we have examined and relied upon such records, documents, certificates and other instruments, including the Registration Statement and the Prospectus, as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As

Beazer Homes USA, Inc.

July 16, 2012

to matters of fact material to this opinion, we have relied, without independent verification, upon certificates of officers of the Company.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the corporate law of the State of Delaware (which includes the Delaware General Corporation Law, applicable provisions of the Delaware Constitution and reported judicial interpretations concerning those laws), and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing and subject to the other limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized, and, when issued in accordance with terms and conditions of the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated as of the date hereof filed by the Company and incorporated by reference into the Registration Statement and to the statements with respect to our name wherever it appears in the Registration Statement and the Prospectus. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ King & Spalding LLP